Exhibit 5.1

May 22, 2003

Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, CA 92121

Re:	Path 1 Network Technologies Inc. Registration Statement on Form SB-2 for 9,551,997 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), in connection with the proposed registration of up to 9,551,997 shares of the Company’s Common Stock (the “Shares”), pursuant to the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Of these Shares, 240,000 are currently issued and outstanding, 7,740,268 are issuable upon conversion of notes held by selling stockholders and 1,571,729 are issuable upon exercise of options and warrants held by selling stockholders.

This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the registration of the Shares. Based on such review, we are of the opinion that (a) the Shares that are currently outstanding were legally issued and are fully paid and nonassessable and (b) the Shares that are not yet outstanding, if, as and when issued upon conversion of outstanding convertible promissory notes and exercise of outstanding warrants in accordance with their respective terms, including the payment of any required consideration, will be legally issued, fully paid and nonassessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

Heller Ehrman White & McAuliffe LLP

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